Exhibit 10.27.4

EXECUTION VERSION

AMENDMENT NO. 4 TO

MASTER REPURCHASE AGREEMENT

This AMENDMENT NO. 4 TO MASTER REPURCHASE AGREEMENT (this “Amendment”) is made and entered into as of May 13, 2014 by and between Bank of America, N.A. (“Buyer”) and loanDepot.com, LLC (“Seller”). This Amendment amends that certain Master Repurchase Agreement by and between Buyer and Seller, dated as of December 23, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).

R E C I T A L S

Buyer and Seller have previously entered into the Agreement pursuant to which Buyer may, from time to time, purchase certain mortgage loans from Seller and Seller agrees to sell certain mortgage loans to Buyer under a master repurchase facility. Buyer and Seller hereby agree that the Agreement shall be amended as more fully provided herein.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.	Amendments. Effective as of May 13, 2014, the Agreement is hereby amended as follows:

(a)	Section 6.2(n) of the Agreement is hereby amended by deleting such section and replacing it with the following (modified text underlined for review purposes):

(n)	Termination. Buyer shall have the right at any time and for any reason to immediately terminate the Seller’s or the Servicer’s right, as applicable, to subservice the Purchased Mortgage Loans without payment of any penalty or termination fee. Seller shall cooperate, or cause the Servicer to cooperate, in transferring the servicing of the Purchased Mortgage Loans to a successor subservicer appointed by Buyer in its sole and good faith discretion. For the avoidance of doubt any termination of the Servicer’s rights to service by the Buyer pursuant to an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.

(b)	Section 7.2(a) of the Agreement is hereby amended by deleting the “and” at the end of subclause “(iv)” thereof, deleting subclause “(v)” in its entirety, and adding the following new subclauses “(v)” and “(vi)” immediately after subclause “(iv)” thereof (modified text underlined for review purposes):

(v)	a schedule identifying each Mortgage Loan subject to the proposed Transaction as either a Safe Harbor Qualified Mortgage, a Rebuttable Presumption Qualified Mortgage, a Permitted Non-Qualified Mortgage Loan or a Bond Loan – 1st Lien, as applicable; and

(vi)	such other documents pertaining to the Transaction as Buyer may reasonably request, from time to time.

(c)	Section 9.1(f) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

(f)	Reports and Information Regarding Purchased Mortgage Loans. Seller shall deliver to Buyer, with reasonable promptness, upon Buyer’s request:

(i) copies of any reports related to the Purchased Mortgage Loans, (ii) copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with, (x) with respect to all Purchased Mortgage Loans other than Bond Loans – 1st Liens, the Ability to Repay Rule and, (y) with respect to all Purchased Mortgage Loans other than Bond Loans – 1st Liens and Permitted Non-Qualified Mortgage Loans, the QM Rule, as applicable, and (iii) any other information in Seller’s possession related to the Purchased Mortgage Loans.

(d)	Section 9.3(b) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

(b)	any action, suit or proceeding instituted by or against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Seller, involves a potential liability, on an individual or aggregate basis, equal to or greater than ten percent (10%) of Seller’s Tangible Net Worth, or questions or challenges the validity or enforceability of any of the Principal Agreements or questions or challenges compliance of any Purchased Mortgage Loan with, (x) with respect to any Purchased Mortgage Loan other than Bond Loans – 1st Liens, the Ability to Repay Rule or (y) with respect to any Purchased Mortgage Loan other than Bond Loans – 1st Liens and Permitted Non-Qualified Mortgage Loans, the QM Rule;

(e)	Section 14.11(a) of the Agreement is hereby amended by revising the address for notices to Buyer as follows:

If to Buyer:	Bank of America, N.A.
4500 Park Granada
Mail Code: CA7-910-02-38
Calabasas, California 91302
Attention: Adam Gadsby, Managing Director
Telephone: (818) 225-6541
Fax: (213) 457-8707
E-mail: Adam.Gadsby@baml.com

With copies to:

Bank of America, N.A.
One Bryant Park, 11th Floor
Mail Code: NY1-100-11-01
New York, New York 10036
Attention: Eileen Albus, Director, Mortgage Finance
Telephone: (646) 855-0946
Fax: (646) 855-5050
E-mail: Eileen.Albus@baml.com

and

Bank of America, N.A.
One Bryant Park
Mail Code: NY1-100-17-01
New York, New York 10036
Attention: Michael J. Berg, Assistant General Counsel
Telephone: (646) 855-0706
Fax: (212) 378-3460
E-mail: Michael.J.Berg@bankofamerica.com

(f)	Section 14.11(b) of the Agreement is hereby amended by revising the address for emails to Buyer as follows (modified text underlined for review purposes):

If to Buyer:	Eileen.Albus@baml.com
Michael.J.Berg@bankofamerica.com
Adam.Gadsby@baml.com
Adam.Robitshek@baml.com

(g)	Exhibit A to the Agreement is hereby amended by deleting the definitions of “Bond Loans – 1st Liens”, “Custodian”, “Mortgage Loan”, “One-Month LIBOR”, “Other Mortgage Loan Documents”, “Purchased Assets” and “Transaction” in their respective entireties and replacing them with the following (modified text underlined for review purposes):

Bond Loans – 1st Liens: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan (i) that was originated and underwritten in accordance with a qualifying local or state governmental homeownership program administered by a Housing Finance Agency (as defined under 24 CFR 266.5) and (ii) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date.

Custodian: Deutsche Bank National Trust Company or such other custodian selected by Buyer in its sole and good faith discretion.

Mortgage Loan: An Agency Eligible Mortgage Loan, Conventional Conforming Mortgage Loan, Government Mortgage Loan, Jumbo Mortgage Loan (including a Jumbo Interest Only Mortgage Loan), Super Jumbo Mortgage Loan, HARP Mortgage Loan, HomePath Mortgage Loan, HomePath Renovation Mortgage Loan, Texas Cash-Out Refinance Mortgage Loan or Bond Loan – 1st Lien, which Mortgage Loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.

One-Month LIBOR: The daily rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination; provided, that if Buyer determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, shall make it unlawful, impractical or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement using One-Month LIBOR, then Buyer may, in addition to its rights under Section 4.5 herein, select an alternative rate of interest or index in its discretion.

Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter; (iv) the original Purchase Commitment; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty and the private mortgage insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original of any assumption, modification, written assurance or substitution of liability agreement, if any; (viii) copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of employment and income, if applicable; (xi) verification of source and amount of downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property (or in the case of any HARP Mortgage Loan, an appraisal or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency guides); (xiv) the original executed disclosure statement; (xv) tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with, (1) with respect to all Purchased Mortgage Loans other than Bond Loans – 1st Liens, the Ability to Repay Rule, and (2) with respect to all Purchased Mortgage Loans other than Bond Loans – 1st Liens and Permitted Non-Qualified Mortgage Loans, the QM Rule; and (xvii) all other documents relating to the Purchased Mortgage Loan.

Purchased Assets: All now existing and hereafter arising right, title and interest of Seller in, under and to the following:

(a) all Mortgage Loans, now owned and hereafter acquired, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, for which a Transaction has been entered into between Buyer and Seller hereunder and for which the Repurchase Price has not been paid in full and all Mortgage Loans, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, which, from time to time, are delivered, or caused to be delivered, to Buyer (including delivery to a custodian or other third party on behalf of Buyer) as additional security for the performance of Seller’s obligations hereunder;

(b) all Mortgage-Backed Securities, now owned or hereafter acquired by Seller, that are supported by any Mortgage Loan constituting Purchased Assets hereunder, all right to the payment of monies in non-cash distributions on account thereof and all new, substituted and additional securities at any time issued with respect thereto;

(c) all rights of Seller under all Purchase Commitments, now existing and hereafter arising, covering any part of the Purchased Assets, all rights to deliver such Mortgage Loans and Mortgage-Backed Securities to permanent investors and other purchasers pursuant thereto and all Proceeds resulting from the disposition of such Purchased Assets thereto;

(d) all now existing and hereafter established accounts maintained with broker-dealers by Seller for the purpose of carrying out transactions under Purchase Commitments relating to any part of the Purchased Assets;

(e) all now existing and hereafter arising rights of Seller to service, administer and/or collect on the Mortgage Loans included as Purchased Assets hereunder and any and all rights to the payment of monies on account thereof;

(f) all now existing and hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the Purchased Assets;

(g) all mortgage insurance and all commitments issued by Insurers to insure or guaranty any Mortgage Loans included as Purchased Assets, including, without limitation, the right to receive all insurance proceeds and condemnation awards that may be payable in respect of the premises encumbered by any Mortgage; and all other documents or instruments delivered to Buyer in respect of the Mortgage Loans included as Purchased Assets;

(h) All documents, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data of Seller relating to Mortgage Loans included as Purchased Assets including, without limitation, the Other Mortgage Loan Documents;

(i) All rights, but not any obligations or liabilities, of Seller with respect to the Approved Investors;

(j) All property of Seller, in any form or capacity now or at any time hereafter in the possession or control of Buyer, including, without limitation, all deposit accounts and any funds at any time held therein, into which Proceeds of the foregoing Purchased Assets are at any time deposited;

(k) All products and Proceeds of the foregoing Purchased Assets; and

(l) Any funds of Seller at any time deposited or held in the Over/Under Account.

Transaction: As set forth in the Recitals of this Agreement.

(h)	Exhibit A to the Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

Ability to Repay Rule: 12 CFR 1026.43(c), including all applicable official staff commentary.

Agency Eligible Mortgage Loan: A Mortgage Loan that is originated in Strict Compliance with the Agency guidelines and the eligibility requirements specified for the applicable Agency program, and is eligible for sale to or securitization by such Agency.

HomePath Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomePath mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomePath Mortgage” by Fannie Mae; provided, that such HomePath mortgage loan is not a “HomePath Renovation Mortgage” pursuant to the terms of such HomePath mortgage loan program.

HomePath Renovation Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomePath mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomePath Renovation Mortgage” by Fannie Mae pursuant to the terms of such HomePath mortgage loan program.

Interest Only Mortgage Loan: A Mortgage Loan which, by its terms, requires the related Mortgagor to make monthly payments of only accrued interest for a certain period of time following origination. After such interest-only period, the loan terms provide that the Mortgagor’s monthly payment will be recalculated to cover both interest and principal so that such Mortgage Loan will amortize fully on or prior to its final payment date.

Jumbo Interest Only Mortgage Loan: A Jumbo Mortgage Loan that is an Interest Only Mortgage Loan.

Permitted Non-Qualified Mortgage Loan: A Jumbo Interest Only Mortgage Loan.

QM Rule: 12 CFR 1026.43(e), including all applicable official staff commentary.

Qualified Mortgage: A Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

Rebuttable Presumption Qualified Mortgage: A Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.

Safe Harbor Qualified Mortgage: A Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.

Strict Compliance: The compliance of Seller and Mortgage Loans that are intended to be Agency Eligible Mortgage Loans with the requirements of the applicable Agency guidelines, as applicable and as amended by any agreements between Seller and the applicable Agency, sufficient to enable Seller to issue and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Mortgage-Backed Security; provided, that until copies of any such agreements between Seller and Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, have been provided to Buyer by Seller and agreed to by Buyer, such agreements shall be deemed, as between Seller and Buyer, not to amend the requirements of the applicable Agency guidelines.

Texas Cash-Out Refinance Mortgage Loan: A Mortgage Loan originated in the state of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution.

(i)	Exhibit L to the Agreement, “Representations and Warranties Concerning Purchased Assets”, is hereby amended by deleting subclause “(a)” thereof in its entirety and replacing it with the following (modified text underlined for review purposes):

(a)	Eligible Loan. The Mortgage Loan is an Agency Eligible Mortgage Loan, Conventional Conforming Mortgage Loan, Government Mortgage Loan, Jumbo Mortgage Loan (including a Jumbo Interest Only Mortgage Loan), Super Jumbo Mortgage Loan, Bond Loan – 1st Lien, HomePath Mortgage Loan, HomePath Renovation Mortgage Loan, Texas Cash-Out Refinance Mortgage Loan or HARP Mortgage Loan, as applicable. The Mortgage Loan is a legal, valid and binding obligation of the Mortgagor thereunder, enforceable in accordance with its terms and subject to no offset, defense or counterclaim, obligating Mortgagor to make the payments specified therein.

(j)	Exhibit L to the Agreement, “Representations and Warranties Concerning Purchased Assets”, is hereby amended by deleting subclause “(g)” thereof in its entirety and replacing it with the following (modified text underlined for review purposes):

(g)	No Future Advances. The full original principal amount of each Mortgage Loan, net of any discounts, has been fully advanced or disbursed to the Mortgagor named therein, except with respect to specific mortgage products agreed upon by Buyer in writing. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage. With respect to any Mortgage Loan, the terms of which require the Seller to make additional advances or disbursements to or on behalf of the Mortgagor named therein after the date of origination, Seller has made all such advances and disbursements in accordance with the terms of the Mortgage and/or the terms and conditions of the related mortgage loan program, and such additional amounts have been advanced or disbursed from Seller’s own funds and not from the funds representing any Purchase Price paid by Buyer to Seller hereunder. For all Mortgage Loans other than specific mortgage products agreed upon by Buyer in writing, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied.

(k)	Exhibit L to the Agreement, “Representations and Warranties Concerning Purchased Assets”, is hereby amended by adding the following new subclauses thereto immediately following the end of subclause “(s)”:

(t)	Qualified Mortgage. Each Mortgage Loan (other than Bond Loans – 1st Liens and Permitted Non-Qualified Mortgage Loans) satisfies the following criteria:

(i)	Such Mortgage Loan is a Qualified Mortgage;

(ii)	Such Mortgage Loan is accurately identified in writing to Buyer as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;

(iii)	Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(iv)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule.

(u)	Ability to Repay Determination. There is no action, suit or proceeding instituted by or against or threatened against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with, (x) except with respect to a Bond Loan – 1st Lien, the Ability to Repay Rule or, (y) except with respect to a Bond Loan – 1st Lien or a Permitted Non-Qualified Mortgage Loan, the QM Rule.

(v)

Points and Fees. All points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. The points and fees related to such Mortgage Loan (other than a Bond Loan – 1st Lien and a Permitted Non-Qualified

Mortgage Loan) did not exceed 3% of the total loan amount (or such other applicable limits for lower balance Mortgages) as specified under 12 CFR 1026.43(e)(3), and the points and fees were calculated using the calculation required for qualified mortgages under 12 CFR 1026.32(b) to determine compliance with applicable requirements.

(w)	Permitted Non-Qualified Mortgage. Each Mortgage Loan that is a Permitted Non-Qualified Mortgage Loan satisfies the following criteria:

(i)	Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(ii)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule.

2.	No Other Amendments; Conflicts with Previous Amendments. Other than as expressly modified and amended herein, the Agreement shall remain in full force and effect and nothing herein shall affect the rights and remedies of Buyer as provided under the Agreement. To the extent any amendments to the Agreement contained herein conflict with any previous amendments to the Agreement, the amendments contained herein shall control.

3.	Capitalized Terms. Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

4.	Representations. In order to induce Buyer to execute and deliver this Amendment, Seller hereby represents to Buyer that as of the date hereof, (i) Seller is in full compliance with all of the terms and conditions of the Principal Agreements and remains bound by the terms thereof, and (ii) no Potential Default or Event of Default has occurred and is continuing under the Principal Agreements.

5.	Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions (except for Section 5-1401 of the New York General Obligations Law which shall govern). All legal actions between or among the parties regarding the Agreement, including, without limitation, legal actions to enforce the Agreement or because of a dispute, breach or default of the Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions and the parties acknowledge and agree that venue in such courts shall be convenient and appropriate for all purposes.

6.	Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

7.	Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding to the same extent as the original.

[signature page follows]

IN WITNESS WHEREOF, Buyer and Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first written above. Buyer shall have no obligation to honor the terms and conditions of this Amendment if Seller fails to fully execute and return this document to Buyer within three (3) days after the date hereof.

BANK OF AMERICA, N.A.		LOANDEPOT.COM, LLC

By:		By:

Name:	Adam Robitshek	Name:	John Lee

Title:	Vice President	Title:	CFO

Signature Page to Amendment No. 4 to Master Repurchase Agreement – Bank of America/loanDepot